CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Commission File No. 333-129814) of AT&T of our report dated June 22, 2005 relating to the statement of net assets available for benefits at December 31, 2004 of the AT&T Long Term Savings Plan for Management Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 23, 2006